Registration No.

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8

                     REGISTRATION STATEMENT
                              under
                    THE SECURITIES ACT OF 1933

                   COMPULOAN ORIGINATIONS, INC.
        (Exact name of issuer as specified in its charter)

                Delaware                               75-2072205
      (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)              Identification Number)

   1935 East Vine Street, Suite 400, Salt Lake City, Utah 84121
 (Address of Principal Executive Offices)              (Zip Code)

            Gerry Burns / Financial Services Agreement
                     (Full title of the plan)

                         James R. Jeppson
                 1935 East Vine Street, Suite 400
                    Salt Lake City, Utah 84121
             (Name and address of agent for service)

                 CALCULATION OF REGISTRATION FEE

Title of Securities
to be Registered
Amount to
be
Register-ed
Proposed
Maximum
Offering
Price
Per Share
Proposed
Maximum
Aggregate
Offering
Price
Amount of
Regis-tration
Fee(1)


Common Stock, par
value $.0001 per
share
250,000
Shares
$ 2.00 per
Share
$ 500,000
$ 173


                                                 TOTAL FEE      $ 173

(1) Based upon 250,000 shares of common stock granted under the plan covered by this Registration Statement. The fee with respect to these share has been calculated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, and based upon the average of the bid and ask prices per share of the Issuer's common stock on a date within five (5) days prior to the date of filing this Registration Statement, as reported by the OTC Bulletin Board.

Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents are incorporated by reference in this Registration Statement by CompuLoan Originations, Inc. (the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended December 31, 1995, which contains audited financial statements for the Company's fiscal year ended
     December 31, 1995.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above.

Item 4.  Description of Securities.

     The Company is authorized to issue 10,000,000 shares of common stock, par value $.0001 per share, of which 7,429,659 shares are issued and outstanding as of the date hereof. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company. Stockholders of the Company have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     As permitted by the provisions of the General Corporation Law of the State of Delaware (the "Delaware Code"), the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company. Any such person may be indemnified against expenses, including attorneys' fees, judgments, fines and settlements to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding.
Further, the Delaware Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents. Neither the Company's Articles of Incorporation nor By-Laws makes provisions for the indemnification of the Company's officers and directors nor for the purchase of liability insurance on behalf of its officers, directors, employees and agents. The Company does not maintain any such liability insurance.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     (a) The following exhibits are filed with this Registration
Statement:

Exhibit No.                      Exhibit Name

            5.1     Opinion of Leonard E. Neilson, P.C.
            3.1 Consent of Jones, Jensen & Company, Independent Certified Public Accountants.
            3.2     Consent of Leonard E. Neilson, P.C. (included in
                    Exhibit 5.1).


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
     Statement:

          (i) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                            SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 27th day of August, 1996.

                                     CompuLoan Originations, Inc.
                                            (Registrant)



                              By:         /s/   Leon J. Petersen
                                      LEON J. PETERSEN, Chairman and
                                          Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                   Title               Date



        /S/  Leon J. Petersen         Chairman, Chief     August 27, 1996
         Leon J. Petersen            Executive Officer
                                       and Director



        /S/  James R. Jeppson         President, Chief    August 27, 1996
         James R. Jeppson            Operating Officer
                                    Officer and Director



        /S/  Arben K. Andersen           Director         August 27, 1996
            Arben K. Andersen



        /S/  Stuart F. Palmer        Secretary, Chief     August 27, 1996
            Stuart F. Palmer        Financial Officer
                                     and Principal
                                                     Accounting Officer